Third Amendment, Extension and Ratification of Purchase and Sale Agreement

WHEREAS, effective the ___________________, **Black Gold Kansas Production, LLC**, a Texas limited liability company whose address is 900 Bristol Court, Southlake, Texas 76092 ("**Seller**"), and **Rangeford Resources, Inc.**, a Nevada corporation whose address is 556 Silicon Drive Suite 103, Southlake, Texas 76092 ("**Purchaser**"), mutually agree to and enter into this Third Amendment, Extension and Ratification of Purchase and Sale Agreement, hereby amending, extending, adopting, confirming and ratifying that certain Purchase and Sale Agreement by and between the Parties and dated the 8th day of April 2015, covering the oil and gas project, known as the George Project, located in Bourbon and Allen Counties, Kansas (the "**Project**"), a copy being attached hereto as **Exhibit "A" (the "Agreement")**. **Seller** and **Purchaser** are sometimes hereinafter collectively referred to as the "**Parties**" and/or individually as the "**Party**".

Said **Project** being more fully described in the **Agreement**, which is reference therein for all purposes, necessary and incident hereto; and

WHEREAS, it is the desire of the **Parties** to amend, extend, adopt, confirm and ratify the **Agreement**, as set out herein.

NOW, THERFORE, in consideration of the mutual covenants in the **Agreement**, and the sum of $10.00, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the **Parties** hereby agree to amend, extend, adopt and ratify the **Agreement** as follows:

I. **Article II ("Purchase and Sale")** shall be deleted in its entirety and the following Article II language shall be inserted as Article II, as though such Article II was originally included in the Agreement, for all purposes.

ARTICLE II
PURCHASE AND SALE

2.1 **Agreement to Purchase and Sell.** Subject to and in accordance with the terms and conditions of this **Agreement**, **Purchaser** agrees to purchase the **Subject Interests** (as defined below in 2.2) from **Seller**, and **Seller** agrees to sell the **Subject Interests** to Purchaser.

2.2 **Subject Interests.** Subject to Section 2.3, the term " **Subject Interests"** means that percentage working and net revenue interest in and to the **George Project**, which includes but is not limited to approximately one (1) oil and gas lease known as the George Lease and nine (9) leases referred to as the **Additional Leases** (George Lease and Additional Leases are described on Exhibit A and delineated on Exhibit A-1) identified as follows:

(a) Seller's Thirty percent (30%) leasehold working interest with a Twenty-Four percent (24%) of 8/8ths net revenue interest and all available operating rights in accordance with the controlling Joint Operating Agreement dated the same date as the Agreement naming Purchaser as Operator (JOA), in and to the George Lease, encompassing approximately 190 net acres located in Bourbon County, Kansas, as listed on **Exhibit "A" Schedule I-A** attached hereto and made a part hereof **("George Lease")**; and

(b) Seller's Seven and One half percent (7.5%) of 8/8ths overriding royalty interest, in and to the George Lease, encompassing approximately 190 net acres located in Bourbon County, Kansas, as listed on **Exhibit "A" Schedule I-A** attached hereto and made a part hereof **("George Lease ORRI")**; and

(c) Seller's all Right, title and interest and all operating rights in accordance with the JOA, in and to the Additional Leases encompassing approximately 2,710 net acres as listed on **Exhibit "A" Schedule I-B** attached hereto and made a part hereof (hereinafter sometimes collectively referred to as the **("Additional Leases")**; save and except Seller is hereby entitled to a back-in leasehold working interest at 130% payout of the project as defined herein equal to 12.5% gross working interest (with an associated 10% of 8/8ths net revenue interest); and

(d) A like undivided interest in and to all wells, whether producing, shut in, abandoned and/or plugged, and whether for production, injection or disposal, or otherwise associated with the Subject Interests or located on the George Lease and/or Additional Leases, including but not limited to the **George Wells No. 1, No. 2 , No. 3 and No. 4** located on the George Lease and the Karlenskint Well No. 1 as more particularly described in **Exhibit A, Schedule, 2** (collectively, the "**Wells**" and each a "**Well**"); and any overriding royalty interests, royalty interests, non-working or carried interests, operating rights, mineral rights and other rights and interests in or to the George Lease, Additional Leases and the Wells; and

(e) All production of oil, gas, associated liquids and other hydrocarbons on and after the Effective Time from then George Lease and/or Wells, including but not limited to approximately 400 barrels of Oil represented by Seller to be in the tanks located on the George Lease (collectively "**Hydrocarbons**"); and

(f) A like undivided interest in and to all equipment, machinery, fixtures, spare parts, inventory, communications equipment, telemetry and production measurement equipment, and other personal property (including Seller's leasehold interests therein subject to any necessary consents to assignment) used in connection with the operation of the Subject Interests or the Wells or in connection with the production, storage, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons produced from or attributable to the Subject Interests or the Wells, and any water, byproducts or waste produced therefrom or therewith or otherwise attributable thereto, and all wellhead equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, buildings, trailers and offices used in connection with the Subject Interests, the Wells (collectively, "**Facilities** "); and

(g) To the extent assignable or transferable, a like undivided interest in and to all (i) all easements, rights-of-way, servitudes, licenses, permits, surface leases, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Subject Interests or the Wells; (ii) all contracts, agreements, drilling contracts, equipment leases, production sales and marketing contracts, farm-out and farm-in agreements, operating agreements, service agreements, unit agreements, gas gathering and transportation agreements and other contracts, agreements and arrangements, relating to the Subject Interests, the Wells and the other matters described in this definition of Subject Interests , (iii) equipment leases and rental contracts, service agreements, supply agreements and other contracts, agreements and arrangements relating to the Subject Interests, the Wells and the other matters described in this definition of Subject Interests , (the agreements identified in clauses (i), (ii) and (iii) above being sometimes hereinafter collectively referred to as the "**Contracts**"); and

(h) To the extent assignable or transferable, all permits, licenses, franchises, consents, approvals and other similar rights and privileges, in each case to the extent used in connection with the operation of the George Lease, Wells, Facilities and/or Subject Interests (the "**Permits**"); and

(i) A like undivided interest in and to (i) all books, records, files and databases, (ii) to the extent assignable or transferable and all Production Imbalances and copies of all maps and well logs and data, and (iii) muniments of title, reports and similar documents and materials, in each case to the extent directly relating to the George Lease, Wells, Hydrocarbons, Facilities, Contracts and Permits in possession or control of Seller (the "**Records**").

The **George Lease, George Lease ORRI, Well(s), Hydrocarbons, Facilities, Contracts, Permits, Records and Additional Leases** are hereinafter sometimes collectively referred to as the "**Subject Interests**" or, singularly, a "**Subject Interest**");

The total consideration for the purchase, sale and conveyance of the **Subject Interests** to Purchaser and Purchaser's assumption of the **Subject Interests** and the undivided share of liabilities associated therewith and provided for in this Agreement, is Purchaser's payment to Seller of the sum of Seven Hundred and Sixty Seven Thousand Dollars ($767,000.00) (the "**Purchase Price**"), as (i) adjusted in accordance with the provisions of this Agreement, (ii) allocated between the Subject Interest, and (iii) paid in the installments, as set out herein in Article VIII.

II. Article VIII ("Closing") shall be deleted in its entirety and the following Article VIII language shall be inserted as Article VIII, as though such Article VIII was originally included in the Agreement, for all purposes.

ARTICLE VIII
CLOSING

8.1 **Time and Place of the Closing.** If the conditions referred to in Article VII have been satisfied or waived, the Closing may take place at the offices of Purchaser or any mutually agreed to location on or before the 1st day of October 2015 at 5pm Central Standard Time (Closing Date). All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but Seller's and Purchaser's representations and warranties shall not be waived and shall survive the Closing subject to the limitations set forth in this Agreement).

8.1.a Subject to the conditions and provisions herein, including the Purchase Price Allocations and Adjustments set out herein in Article VIII, the Purchase Price shall be allocated and paid in the following installments;

Date of Payment	Purchased Item	Installment Payment	**Total Purchase Price
Closing Date	George Lease ORRI	$ 70,000.00	$ 70,000.00
Closing Date	*Subject Interests	$ 80,000.00	$697,000.00
Closing Date + 31 days	*Subject Interests	$ 100,000.00	
Closing Date + 61 days	*Subject Interests	$ 100,000.00	
***Closing Date + 91 days	*Subject Interests	$ 417,000.00	
Total		$767,000.00	$767,000.00

*Subject Interests is defined as Subject Interests less George Lease ORRI.
**Total Purchase Price reflects the total amount of the Purchase Price for the individual Purchased Item. The Purchase Price Item(s) are mutually exclusive for all purposes.

*** On or before the Closing Date + 91 days Installment, Purchaser shall have the one time option to deliver its written notification to Seller of its desire to reduce its acquired Subject Interests, except the George Lease ORRI, which notification shall for all purposes reduce Purchaser's interests in the George Lease, Well(s), Hydrocarbons, Facilities, Contracts, Permits, Records and Additional Leases to the percentage interest calculated as follows (New Interest Calculation);

(i) The total amount paid to Seller by Purchaser for the Subject Interests less the George Lease ("Purchase Price Paid Amount")
divided by,

(ii) The total Purchase Price less the allocated amount for the George Lease ORRI and subject to the Purchase Price Allocations and Adjustments set out herein in Article VIII.

Notwithstanding anything herein to the contrary, in the event Purchaser elects the above option, (i) the amount paid by Purchaser to Seller at such time shall for all purposes be considered the Purchase Price as defined herein, and (ii) Purchaser shall deliver to Seller a Bill of Sale and Assignment of the Subject Interests equal to the interest acquired by Purchaser in the Subject Interests, less the George Lease ORRI less Purchasers New Calculated Interest above. The Bill of Sale and Assignment shall be without any burdens or encumbrances place on it by Purchaser and shall be in the same form as the Assignment and Bill of Sale received by Purchaser from Seller and shall be delivered to Seller with 5 working days..

8.2 Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing.

(a) At the Closing, the Purchase Price shall be increased by the following amounts (without duplication):

(i) the amount of all paid ad valorem, property, production or similar taxes and assessments based upon or measured by the ownership of the Subject Interests , insofar as such taxes relate to periods of time from and after the Effective Time, have been paid by Seller.

(b) At the Closing, the Purchase Price shall be decreased by the following amounts (without duplication):

(i) an amount equal to the sales proceeds (net of applicable severance and production taxes) paid by the first purchaser of the Hydrocarbons produced, saved and sold from the Subject Interests from the Effective Time to the Closing Date and paid to Seller, if any, which Purchase Price Allocations and Adjustments shall (A) for purposes of the pre-Closing Statement, be based upon actual amounts, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (B) for purposes of the Final Settlement Statement, be based upon actual amounts;

(ii) the Allocated Value of any Subject Interests excluded from the purchase and sale contemplated herein pursuant to the provisions of Article V; all downward Purchase Price adjustments in connection with Title Defects and Environmental Defects determined in accordance with Article V; and any other amount provided for in this Agreement or agreed upon in writing by Purchaser and Seller.

(iii) Notwithstanding anything herein this Agreement to the contrary, the Purchase Price shall be reduced by;

- the amount of $100,000.00 until such time Seller provides Purchaser with an executed and acknowledged Release of Lien by MS Drilling Company and Mr. Bill Wax ("Release"). In the event Seller does not deliver the Release to Purchaser within 90 days from Purchasers first closing Date payment to Seller, then Purchaser shall have the right, but not the obligation to pay such payment for the Release of Lien directly to MS Drilling Company and the Purchase Price shall for all purposes be reduced by the $100,000.00, or the actual amount Purchaser incurs to obtain such Release, plus $20,000.00.

The allocations of costs and expenses and/or adjustments described in Sections 8.2(a) and (b) are referred to herein as the "Purchase Price Allocations and Adjustments."

8.3 Closing Adjustments and Allocations Statement. On or before the third (3rd) Business Day prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement of the estimated Purchase Price Allocations and Adjustments (the "Statement"), which Statement shall be based upon the then most currently available data and information in order to make the adjustments as provided in Section 8.2.

8.4 Post-Closing Allocations and Adjustments to Purchase Price.

(a) On or before ninety (90) days after the Closing Date, Seller shall prepare and deliver to Purchaser a revised Statement ("Final Settlement Statement") setting forth the actual Purchase Price Allocations and Adjustments. Each Party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare the Final Settlement Statement or to permit Purchaser to perform or cause to be performed an audit of the Final Settlement Statement. The Final Settlement Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Purchaser (the "**Final Settlement Date**") unless Purchaser gives written notice of its disagreement (a "**Notice of Disagreement**") to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 8.4.

(b) If Purchaser and Seller have not agreed on the Final Settlement Statement before the thirtieth (30th) day after Purchaser's receipt thereof, the Final Settlement Statement shall be determined by the Designated Accountant. The Designated Accountant's determination of the Final Settlement Statement shall be conclusive. One-half (1/2) of the Designated Accountant's fees associated with the determination of the Final Settlement Statement shall be paid by each Party. Purchaser and Seller shall use reasonable efforts to cause the Designated Accountant to render a final determination within thirty (30) days of the receipt of such submission.

(c) If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Purchaser shall pay in immediately available funds to Seller the amount by which the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing. If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall pay in immediately available funds to Purchaser the amount by which the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing. All such payments required to be made under this Section 8.4(c) shall be made within five

(5) Business Days after the Final Settlement Date or, in the event a Notice of Disagreement is delivered to Seller, within five (5) Business Days after Seller and Purchaser mutually agree or the Designated Accountant renders a determination on the Final Settlement Statement.

(d) Pursuant to Section 8.2(b), the Purchase Price is not to be reduced by the value of Hydrocarbons produced during the period from the Effective Time to the Closing Date. If Seller receives any revenues attributable to such Hydrocarbons for any reason, Purchaser shall promptly remit same in immediately available funds to Seller. Likewise, if Seller shall for any reason receive any of the proceeds of sale of Hydrocarbons produced and saved from the Subject Interests and attributable to the period from and after the Closing Date or any other revenues attributable to the ownership or operation of the Subject Interests from and after the Effective Time, Seller shall promptly remit same in immediately available funds to Purchaser.

(e) Except as otherwise provided in this Agreement, any costs and expenses, including taxes (other than taxes on gross income, net income or gross receipts) relating to the Subject Interests which are not reflected in the Final Settlement Statement shall be treated as follows:

(i) All costs and expenses relating to the Subject Interests for which Seller is responsible shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser in immediately available funds for and indemnify, defend, and hold Purchaser harmless from and against the same; and

(ii) All costs and expenses relating to the Subject Interests for which Purchaser is responsible shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller in immediately available funds for and indemnify, defend and hold Seller harmless from and against the same; and

(iii) Transfer Taxes. All sales, use and other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (including any interest or penalties with respect thereto) shall be the responsibility of, and shall be paid by, Purchaser to the extent not remitted by Sellers pursuant to Section 8.2(a). Seller and Purchaser agree to cooperate in establishing that the requirements of any applicable exemption from such taxes have been satisfied; and

(iv) Ad Valorem and Similar Taxes. Ad valorem, personal property and similar taxes imposed with respect to a period which begins before and ends on or after the Effective Time (a "Straddle Period") shall be prorated based on the number of days in such Straddle Period before and on or after the Effective Time. Seller's share of such taxes shall be equal to the amount of such taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period before the Effective Time, and the denominator of which is the total number of days in the Straddle Period. Purchaser's share of such taxes shall be equal to the amount of such taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period on or after the Effective Time (with the Effective Time being included in the number of days after the Effective Time), and the denominator of which is the total number of days in the Straddle Period. If both Party pays such taxes for which the other Party is responsible, and the amount of such payment is not taken into account as an adjustment to the Purchase Price under Section 8.2, then upon receipt of evidence of payment the nonpaying Party will reimburse the paying Party promptly for the nonpaying Party's share of such taxes.

8.5 Actions of Seller at the Closing and Post Closing.

At the Closing, Seller shall:

(a) execute the Statement evidencing the amounts to be wire transferred into the account of Seller at Closing; and

(b) execute and deliver to Purchaser letters in lieu of transfer or division orders as may be reasonably requested by Purchaser no less than five (5) Business Days prior to the Closing Date directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Purchaser from and after the later of the Closing Date; and

(c) deliver to Purchaser possession of its proportionate share of the Subject Interests; and

(d) execute and deliver to Purchaser an affidavit attesting to its non-foreign status and meeting the requirements of Section 1445(b)(2) of the Code and the regulations thereunder; and

(e) execute and deliver such documentation as may be required to be submitted in connection with the remittance of sales tax pursuant to Section 8.2(a)(vii); and execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby; and

(f) Concurrently with Closing, execute, acknowledge and deliver to Purchaser an Assignment of Oil, Gas and Mineral Leases and Bill of Sale for Wells in the form of Exhibit "B" (the "Assignment"), effective as of the Effective Time, and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Purchaser and Seller) as may be necessary or desirable to convey the Subject Interests to Purchaser; and

(g) Concurrently with Closing, execute, acknowledge and deliver to Purchaser the Joint Operating Agreement attached hereto as Exhibit "C", naming Rangeford Resources Inc. as operator for all purposes.

8.6 Actions of Purchaser at the Closing. At the Closing, Purchaser shall:

(a) Seller shall pay the Purchase Price net of (i) the Earnest Money and (ii) any and all adjustments set out in this Agreement, to Purchaser as set out in the allocations and installments set out herein; and

(b) If appropriate, execute the Statement evidencing the amounts to be wire transferred into the account of Seller at Closing; and

(c) take possession its proportionate share of the Subject Interests; and

(d) execute, acknowledge and deliver (i) the Assignment of the George Lease ORRI, the Assignment and Bill of Sale of the Subject Interests, less the George Lease ORRI and any other complimentary, necessary and/or desirable agreements, as determined in Purchasers sole judgment, to effectuate the transactions contemplated hereby.

8.7 Assignment; Recordation; Further Assurances.

(a) The Assignment shall be with representation and express and implied warranty of title. Seller shall specially warrant and agree to defend the title to the Subject Interests against the lawful claims and demands of all persons claiming the same, or any part thereof, subject to and excepting all Permitted Encumbrances. The damages recoverable for a breach of such warranty of title with respect to any Subject Interests shall not exceed the Allocated Value of the relevant Subject Interests and actual costs associated with remedying the failure of title, including but not limited to legal costs.

(b) Promptly following the **Closing**, Purchaser shall cause the documents identified herein and the Assignment to be recorded or filed in the appropriate real property or other applicable records, and Purchaser shall promptly provide Seller copies of all such recorded or filed instruments. Purchaser shall be responsible for all applicable recording fees.

(c) Subject to such additional period of time as Seller reasonably requires to use the Records in the conduct of operations after Closing, Seller shall make the Records available to Purchaser to review and copy be during normal business hours within thirty (30) days after the Closing, to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability.

the Records are in the possession of Seller and are not subject to contractual restrictions on transferability.

(d) After the Closing Date, each Party, at the request of the other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Subject Interests to Purchaser and to accomplish the orderly transfer of the Subject Interests to Purchaser in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Subject Interests to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Subject Interests be made by the proper Party hereunder.

Except as herein above amended, the terms and provisions of the **Agreement** and any and all amendment(s) thereto, shall remain in full force and effect, and the **Parties** hereby ratified, adopt and confirmed the same as if originally incorporated in the **Agreement**.

This Amendment, Extension and Ratification of Purchase and Sale Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

This Amendment, Extension and Ratification of the Purchase and Sale Agreement shall extend to and be binding upon the heirs, executors, administrators, successors, and assigns of each of the **Parties**.

IN WITNESS WHEREOF, this **Agreement** is executed this 14th day of August, 2015, and made effective as of the date above.

ASSIGNOR:
Black Gold Kansas Production, LLC
By: Stephen G. Nadeau
Name: STEPHEN G. NADEAU
Title: MANAGER - MEMBER

ASSIGNEE:
Rangeford Resources, Inc.
By: ____________________
Name: COLIN RICHARDSON
Title: PRESIDENT